EXHIBIT 99.1

Premier Exhibitions Inc. Announces Corporate Update

  Strategic outlook for 2016
  Secures minimum US$3,000,000 note facility

ATLANTA, Jan. 08, 2016 (GLOBE NEWSWIRE) -- Premier Exhibitions, Inc. (the “Company” or “Premier”) (NASDAQ:PRXI), a leading presenter of quality touring exhibitions around the world, today announces a corporate update to shareholders regarding the status of the Company, its activities since completion of the merger on November 1, 2015, and its immediate priorities.

Strategic Outlook for 2016

The immediate priorities for the Company include: 1) stabilizing expenses with improved oversight and controls; 2) exploring opportunities in Asia and Europe; and, 3) improving ticket sales at the Company’s existing permanent venues in Buena Park (CA), Las Vegas, Orlando, Atlanta and New York.

Premier management recently implemented a plan to better align costs with the current business levels. Elements of the plan include strategic and organizational changes across the Company in venue operations, production and sales & marketing.  These changes reflect Premier’s commitment to long-term growth while streamlining operations to support its touring exhibit business and rationalizing certain operational expenses.  Part of the plan also include a reduction in headcount, primarily from the Company’s corporate headquarters.

The Company is exploring various opportunities in Asia, including a themed project in Macau which is part of a large-scale redevelopment of Macau’s Fisherman Wharf area being led by Macau Legend Development Ltd. (“MLD”).  Currently, the Company is providing design work for the project.  As well, Premier is negotiating several other opportunities to present Titanic and other exhibitions in a series of Chinese venues.  The Company will provide additional detail on these projects if and when definitive agreements are executed.

Premier’s core strength is its touring exhibits combined with its expertise and know-how on delivering museum-quality guest experiences.  There is steady interest from museums and science centers in Asia and Europe, which the Company will explore while being mindful of any incremental costs for pursuing these new market opportunities.

Bridge Financing

On December 9, 2015, the Company entered into a Secured Promissory Note and Guarantee (the “Note”) with a lender group (the “Lenders”) for a minimum US$3,000,000 plus an option at Lenders’ discretion to loan the Company up to an additional US$2,000,000 for a potential aggregate principal sum not to exceed US$5,000,000. The Company must repay 103% of all unpaid principal, plus fees and accrued and unpaid interest under the Note on August 1, 2017. The unpaid principal amount of the Note will accrue interest at a rate of 12% per annum, provided that during an event of default the Note will bear interest at a rate of 15% per annum.

The Note provides that the Company will make draws of: (i) US$1,000,000 on or before December 10, 2015; (ii) $1,000,000, on or before December 18, 2015; and (iii) US$1,000,000 on or before December 31, 2015.  To date, only the first US$1,000,000 draw has been made. By agreement of the Company and the Lenders, the two additional draws of US$1,000,000 each are now scheduled to occur on January 15, 2016 and January 28, 2016, respectively.  Subsequent to these two draws, the Lenders retain the option to grant or deny Company requests for additional advances at any time during the term. Proceeds of the Note shall be used to satisfy the immediate needs of the Company’s business operations and the payment of certain outstanding current liabilities while management considers alternatives for long term financial viability.

Board Compensation

On December 9, 2015, the Board of Directors of the Company approved a director compensation plan for calendar year 2016. Under the plan, the Company will pay to each non-employee director of the Company an annual cash retainer of C$25,000, with the exception of the Audit Committee Chair, who will receive an annual cash retainer of C$35,000. The previous director compensation plan was an annual retainer of US$50,000, payable half in cash and half in restricted stock.

Venue Operations

The Company will continue to have significant cash outflows in the near term based on our permanent venue operations while alternatives are developed and executed.  These alternatives include, but not limited to, substantial reduction in marketing/advertising expenses, the negotiated restructure of contractual obligations or a negotiated amendment or settlement of certain lease agreements.

About Premier Exhibitions, Inc.:
Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, GA, is a leading provider of museum quality and touring exhibitions throughout the world and a recognized leader in developing and displaying unique exhibitions for education and entertainment. The Company's exhibitions present unique opportunities for guests to experience compelling stories using authentic objects and artifacts and immersive experiences that are engaging, entertaining and grounded in current science. Exhibitions are presented in outdoor parks & zoos, museums, exhibition centers and other entertainment venues. Additional information about Premier Exhibitions, Inc. is available at www.prxi.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions, Inc. may differ materially from those anticipated. Although Premier Exhibitions, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions, Inc. can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions, Inc. that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "intend," "expect," "will," "anticipate," “outlook,” "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Premier Exhibitions, Inc. most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled "Risk Factors." Premier Exhibitions, Inc. does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, please contact:
Michael Little, Chief Financial Officer
Premier Exhibitions Inc.
+1 (404) 842-2600